Filed Pursuant to Rule 424(b)(3)
File Number 333-126387

PROSPECTUS SUPPLEMENT NO. 1
to Prospectus declared
effective on May 2, 2006
(Registration No. 333-126387)

BERMAN CENTER, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated May 2, 2006. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We will not receive any proceeds from the sale of the shares by the selling shareholders, except for funds received from the exercise of warrants and options held by selling shareholders, if and when exercised.

You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement No. 1 includes the following documents, as filed by us with the Securities and Exchange Commission:

•	the attached Quarterly Report on Form 10-QSB of Berman Center, Inc. filed on May 12, 2006; and

•	the attached Current Report on Form 8-K of Berman Center, Inc. filed on June 30, 2006.

Our common stock is quoted on the Electronic Quotation Services (the “Pink Sheets”) under the symbol “BRMC.PK”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is July 5, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-QSB
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2006

OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File Number
0-19562

BERMAN CENTER, INC.
(Exact name of small business issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-1865733 (I.R.S. Employer Identification No.)

211 EAST ONTARIO, SUITE 800, CHICAGO, ILLINOIS (Address of principal executive offices)	60611 (Zip Code)

(312) 255-8088
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒   No    ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes   ☐  No    ☒

There were 31,402,628 shares (excluding Escrow Shares, as defined below) outstanding of registrant’s common stock, par value $.001 per share, as of April 30, 2006.

Transitional Small Business Disclosure Format (check one):     Yes  ☐    No    ☒

BERMAN CENTER, INC.
(A DEVELOPMENT STAGE COMPANY)
FORM 10-QSB QUARTERLY REPORT

TABLE OF CONTENTS

		Page
PART I - FINANCIAL INFORMATION		1

ITEM 1.	FINANCIAL STATEMENTS	1

	Consolidated Balance Sheet as of March 31, 2006 (unaudited)	1

	Consolidated Statements of Operations for the three months ended March 31, 2006 and 2005 (unaudited) and for the period from January 16, 2003 (inception) to March 31, 2006 (unaudited)	2

	Consolidated Statements of Cash Flows for the three months ended March 31, 2006 and 2005 (unaudited) and for the period from January 16, 2003 (inception) to March 31, 2006 (unaudited)	3

	Notes to the Consolidated Financial Statements	4

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	14

ITEM 3.	CONTROLS AND PROCEDURES	21

PART II - OTHER INFORMATION		22

ITEM 1.	LEGAL PROCEEDINGS	22

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS	22

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES	22

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS	22

ITEM 5.	OTHER INFORMATION	22

ITEM 6.	EXHIBITS	22

SIGNATURES		23

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

BERMAN CENTER, INC.
(A development stage company)
CONSOLIDATED BALANCE SHEET
As of March 31, 2006
(unaudited)

March 31,
2006
Assets	(unaudited)
Current Assets:
Cash	$465,639
Accounts Receivable	28,134
Deposits	180,250
Inventory	10,250
Prepaid Expenses	216,538
Total Current Assets	900,812

Property and Equipment:
Furniture	190,587
Leasehold Improvements	253,786
Equipment	412,910
Property and Equipment - Gross	857,283
Less: Accumulated Depreciation	(306,067)
Property and Equipment - Net	551,216

Total Assets	$1,452,028

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts Payable	$162,169
Deferred Revenue	85,125
Accrued Expenses	520,824
Deferred Rent	156,370
Capital Lease - Current	14,107
Total Current Liabilities	938,595

Long-Term Liabilities:
Capital Lease - Non-Current	9,873
Total Long-Term Liabilities	9,873

Total Liabilities	948,468

Stockholders' Equity:
Preferred Stock, $0.001 par value 25,000,000 shares authorized 0 shares outstanding at March 31, 2006	-
Common Stock, $0.001 par value, 100,000,000 shares authorized 31,402,628 shares outstanding at March 31, 2006	31,402
Additional paid-in Capital	5,197,446
Deficit Accumulated in the Development Stage	(4,725,288)
Total Stockholders' Equity	503,560

Total Liabilities and Stockholders' Equity	$1,452,028

The accompanying notes are an integral part of these financial statements.

BERMAN CENTER, INC.
(A development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2006 and 2005 (unaudited) and
For the period from January 16, 2003 (inception) to March 31, 2006 (unaudited)

			For The Period
			from January 16,
	For The Three	For The Three	2003
	Months Ended	Months Ended	(inception) to
	March 31, 2006	March 31, 2005	March 31, 2006
Revenue	(unaudited)	(unaudited)	(unaudited)
- Clinics	$117,610	$104,496	$1,309,401
- Seminars and conferences	-	-	467,225
- Research, studies and trials	177,500	-	424,686
- Radio advertising	-	50,000	50,000
- Publishing	171,975	-	174,072
- Television	119,386	-	129,847
- Royalty	32,902	-	62,922
- Other	12,000	-	12,000
Total Revenue	631,373	154,496	2,630,153

Cost of Services:
Clinics	153,832	97,727	1,562,062
Seminars and conferences	-	-	419,205
Research, studies and trials	69,320	500	315,059

Total Cost of Services	223,152	98,227	2,296,326

Gross Profit / (Loss)	408,221	56,269	333,827

Selling, General & Administrative Expenses	467,797	403,516	5,018,323

Loss from Operations	(59,576)	(347,247)	(4,684,496)

Interest Expense	298	-	40,791

Net Loss	$(59,874)	$(347,247)	$(4,725,287)

Basic and Diluted Loss Per Share	$(0.00)	$(0.02)

Weighted-Average Shares Outstanding	31,402,628	17,927,819

The accompanying notes are an integral part of these financial statements.

BERMAN CENTER, INC.
(A development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2006 and 2005 (unaudited) and
For the period from January 16, 2003 (inception) to March 31, 2006 (unaudited)

			For the Period
			from January 16,
	For the Three	For the Three	2003
	Months Ended	Months Ended	(inception) to
	March 31, 2006	March 31, 2005	March 31, 2006
	(unaudited)	(unaudited)	(unaudited)
Cash flows from Operating Activities:
Net Loss	$(59,874)	$(347,247)	$(4,725,287)

Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:

Depreciation and Amortization	39,325	32,429	306,068
Issuance of Shares for Compensation	-	10,000	120,000
(Increase) Decrease in
Accounts Receivable	(17,673)	100	(28,134)
Deposits	41,313	-	(180,250)
Prepaid Expenses and Other Current Assets	(142,989)	(21,657)	(216,539)
Inventory	(3,524)	(654)	(10,250)
Increase (Decrease) in
Accounts Payable	(8,941)	(10,602)	152,060
Deferred Revenue	(119,283)	-	88,506
Accrued Expenses	(25,614)	(16,592)	28,219
Deferred Rent	13,431	20,026	156,748

Net Cash Used in Operating Activities	(283,829)	(334,197)	(4,308,860)

Cash Flows from Investing Activities:
Purchase of Property and Equipment	-	-	(811,051)
Net Cash used in Investing Activities	-	-	(811,051)

Cash Flows from Financing Activitites:
Proceeds from Issuance of Common Stock	-	126,742	5,607,802
Payments on Capital Leases	(3,618)	-	(22,253)
Net Cash provided by Financing Activities	(3,618)	126,742	5,585,549

Net Decrease in Cash and Cash Equivalents	(287,447)	(207,455)	465,639

Cash and Cash Equivalents, Beginning of Period	753,087	242,435	-

Cash and Cash Equivalents, End of Period	$465,639	$34,980	$465,639

Supplemental schedule of non-cash investing and financing activities

During the year ended December 31, 2004, the company issued 628,458 shares as compensation to some members of the Board of Directors, valued at $120,000. The shares were issued as compensation for services performed. During the three months ended March 31, 2006 and March 31, 2005, $0 and $10,000 was amortized to compensation expense, respectively.

The accompanying notes are an integral part of these financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

Berman Center, Inc. (the “Company”) (a development stage company), headquartered in Chicago, Illinois, is a specialized health center for women focused on female sexual health and menopause management. The Company operates through its wholly owned subsidiary, Berman Health and Media, Inc. (“BHM”). Dr. Laura Berman, the Company’s President, is a researcher in the field of women's sexual health. Dr. Berman, who is not a physician, earned her Master's in Clinical Social Work and Doctorate in Health Education and Therapy (specializing in human sexuality) at New York University. Berman Center is attempting to leverage Dr. Berman’s credentials by creating a portfolio of branded related products and services that are marketed through a diversified media platform.

NOTE 2 - THE MERGER

On June 16, 2005, LBC MergerSub, Inc., a Nevada corporation and wholly owned subsidiary of the Company, merged with and into BHM pursuant to an Agreement and Plan of Merger dated as of June 3, 2005. Pursuant to the merger (the “Merger”), BHM became a wholly owned subsidiary of the Company and the issued and outstanding shares of common stock of BHM were converted into an aggregate of 19,730,504 shares of common stock of the Company. After the Merger, the former BHM stockholders owned approximately 87% of the Company’s issued and outstanding Common Stock, with the Company’s existing stockholders continuing to own the remaining 13% of the Company’s issued and outstanding common stock after the Merger. Following the Merger, the business conducted by the Company is the business conducted by BHM prior to the Merger.

As a result of the Merger, the 400,000 issued and outstanding warrants and 204,578 issued and outstanding stock options of BHM became exercisable to purchase 614,400 shares and 314,230 shares of the Company’s Common Stock, respectively, at an exercise price of $0.21 per share and $0.19 per share, respectively. No other terms of the warrants and options were changed as a result of the Merger.

The Merger was accounted for as a reverse merger under generally accepted accounting principles. Therefore: (1) the Company’s historical accumulated deficit for periods prior to June 16, 2005 were eliminated against additional-paid-in-capital, and (2) the consolidated financial statements present the previously issued shares of common stock of the Company as having been issued pursuant to the Merger on June 3, 2005, and the shares of common stock of the Company issued to the former BHM stockholders in the Merger as having been outstanding since January 16, 2003 (the inception of BHM). No goodwill or other intangible asset was recorded as a result of the Merger. As part of the merger, Berman Center, Inc. assumed $498,000 in accrued expenses of LB Center.

BHM was formed on January 16, 2003 and operated as a privately held Delaware limited liability company under the name Berman Center LLC until June 2, 2005, when it reorganized into corporate form under the name The Berman Center, Inc., in accordance with the provisions of the Delaware Limited Liability Company Act. On June 20, 2005, the Company changed the name of The Berman Center, Inc. to Berman Health and Media, Inc.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. During the quarter ended March 31, 2006, the Company incurred a net loss of $59,874 and had negative cash flows from operations of $283,829. In addition, the Company had an accumulated deficit of $4,725,287 at March 31, 2006. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Recovery of the Company’s assets is dependent upon future events, the outcome of which is indeterminable. Management plans to continue to provide for its capital needs during the year ended December 31, 2006 by issuing debt and equity securities and by the continued development of its business. The financial statements do not include any adjustments relating to the recovery and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of Berman Center, Inc. and its wholly-owned subsidiary Berman Health and Media, Inc. In addition, the consolidated financial statements of Berman Center, Inc. include the accounts of LB Center, Inc., as described in Note 2. All significant inter-company accounts and transactions are eliminated in consolidation.

Basis of Presentation
These consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

Development Stage Enterprise
The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception has been considered as part of the Company's development stage activities.

Revenue Recognition
Revenues are recognized when realized or realizable and earned. Patients at the clinic are required to pay on the day of their appointment (at the point of service). Patients are allowed to pay either with cash, check or credit card. Items for bad debt or returned or rejected credit cards are very minimal and are recorded as they occur. If the clinic changed its policy in the future and granted credit to its patients, a review of the current procedures would be necessary and allowances for bad debt write-offs would be warranted.

Costs for these revenues constitute primarily outside lab fees and internal payroll expenses for clinical staff. These costs are recognized as they are incurred.

Revenue related to the hosting of CPE seminars for clinicians is recognized once the seminar has been conducted. Costs for these revenues consist primarily of hotel charges for the rooms and audio visual equipment as well as payments of honorariums to speakers at the seminar. Costs for these revenues are also recognized once the seminar has been conducted.

Revenue related to the publishing of books is recognized when the book is released by the publisher. Costs for these revenues consist primarily of internal payroll expenses for a staff writer. These costs are recognized as they are incurred.

Revenue related to research and clinic or (clinical) trials is recognized when the work is complete. Because of the nature of the contracts, which generally require the Company to release the results of their studies when complete, release of the results of the clinical research is the indicator that the Company uses to measure delivery and acceptance of the related services. Therefore, recognition of revenue prior to release would be precluded. Costs for these revenues constitute primarily research expenses paid to outside contractors. These costs are also recognized as they are incurred.

From time to time, the Company and its executives may be compensated for performing certain media appearances. The Company recognizes this income when it is earned, the services are performed and collection is probable.

Radio and other media revenue represents advertising revenue earned from sponsors who advertise on the Dr. Laura Berman Radio Show, royalties from products licensed by us and publishing of books. All of our revenue from radio advertising for the year ended December 31, 2005 was received from a single advertiser and was a single occurrence. Dr. Berman is not paid for hosting her radio show. When such revenue is generated, we recognize this revenue when it is earned, the services are performed and collection is probable.

Television revenue represents revenue earned from appearances Dr. Berman has made on Fox News in the Morning and from the weekly taping and production of the new reality television show ‘Sexual Healing’ which will air on the Showtime cable channel. When such revenue is generated, we recognize this revenue when it is earned, the services are performed and collection is probable.

Cash and Cash Equivalents
For the purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Property and Equipment
Property and equipment are stated at cost. The Company provides for depreciation and amortization using the straight-line method over estimated useful lives of five to seven years. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations.

Deferred Revenue
The Company records deferred revenue on amounts received in advance from clients and corporate sponsors to support the work of the clinic while it conducts research studies or while Dr. Laura Berman writes a book. The Company also receives amounts in advance from registrants who plan to attend conferences conducted by the clinic. The revenue is recognized on the Company’s financial statements when the work is complete and the results of the research are released or the book is published and when the conference has been conducted. As of March 31, 2006, the deferred revenue liability on the Company’s balance sheet is $85,125 (unaudited).

Fair Value of Financial Instruments
The Company’s financial instruments include cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses, accrued payroll, and deferred revenue. The book value of all other financial instruments is representative of their fair values.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) revised Statement of Financial Accounting Standards No. 123 (FAS 123R), “Share-Based Payment,” which establishes accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. On April 14, 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the effective dates for FAS 123R. In accordance with the new rule, the accounting provisions of FAS 123R are effective for the Company beginning in the quarter ended March 31, 2006.

Under FAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The Company has no awards with market or performance conditions. The Company adopted the provisions of FAS 123R on January 1, 2006, the first day of the Company’s fiscal year 2006, using a modified prospective application, which provides for certain changes to the method for valuing share-based compensation. Under the modified prospective application, prior periods are not revised for comparative purposes. The valuation provisions of FAS 123R apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Estimated compensation expense for awards outstanding at the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under FASB Statement No. 123, “Accounting for Stock-Based Compensation” (FAS 123).

Stock option activity was as follows for the years ended December 31, 2004 and 2005 and the quarter ended March 31, 2006:

	Shares Subject to Option	Weighted Average Exercise Price	Options Exercisable
Balance at
January 1, 2004	-	$ -	-
Options granted	314,230	0.19	314,230
Options forfeited	-	-	-
Options expired	-	-	-
Options exercised	-	-	-
Balance at
December 31, 2004	314,230	0.19	314,230
Options granted	-	-	-
Options forfeited	-	-	-
Options expired	-	-	-
Options exercised	-	-	-
Balance at
December 31, 2005	314,230	$0.19	314,230
Options granted	-	-	-
Options forfeited	-	-	-
Options expired	-	-	-
Options exercised	-	-	-
March 31, 2006	314,230	$0.19	314,230

All options as of March 31, 2006 are fully vested. The following table summarizes the status of the Company’s stock options outstanding and exercisable as of March 31, 2006:

	Options Outstanding			Options Exercisable
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
$0.19	314,230	8.15 years	$0.19	314,230	$0.19

The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model and factors in an estimated forfeiture based on management assessment of historical employee termination experience. The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant. The risk free interest rate is based the U.S. Treasury Bill rate with a maturity based on the expected life of the options and on the closest day to an individual stock option grant. Dividend rates are based on the Company's dividend history. The stock volatility factor is based on the past three years of market prices of the Company's common stock. The expected life of an option grant is based on its vesting period. The fair value of each option grant is recognized as compensation expense over the expected life of the option on a straight line basis.

The foregoing impact of option value was determined using Black-Scholes methodology and the following assumptions:

Weighted
		Risk-Free	Average		Expected	Fair Value
		Interest	Expected	Expected	Dividend	at Grant
		Rate	Life	Volatility	Yield	Date
2004	Director options	3.07%	1.15 years	29.00%	0.00%	$0.00

The Company did not record any compensation expense during the three months ended March 31, 2006, as all employee stock options were fully vested.

No comparable information is presented for the three month period ended March 31, 2005 as the Company adopted the disclosure requirements for SFAS No. 123R using the modified prospective approach effective with periods commencing on January 1, 2006.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based awards for the three months ended March 31, 2005.  For purposes of this pro-forma disclosure, the fair value of the options is estimated using the Black-Scholes option-pricing formula (Black-Scholes model) and amortized to expense over the options’ contractual term.

Net income (loss):
As reported	$(347,247)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,181)
Pro forma	(328,428)

Basic and diluted earnings (loss) per share of common stock:
As reported	$(0.02)
Pro forma	$(0.02)

Loss Per Share
The Company utilizes SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

At March 31, 2006 and 2005, the following common equivalent shares were excluded from the computation of loss per share since their effect is anti-dilutive.

	For the Three Months Ended
	March 31,
	2006	2005

Options	314,230	314,230
Warrants	10,591,085	--

Income Taxes
Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences resulting from the differences in the financial reporting and tax bases of assets and liabilities. Deferred income tax expense (benefit) is the change during the year in the deferred income tax asset or liability.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be “more likely than not” realized in the future based on the Company’s current and expected operating results.

Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with high credit, quality financial institutions. At times, such cash and cash equivalents may be in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Recently Issued Accounting Pronouncements
In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations”. FIN No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement.  Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists.  This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. Fin No. 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN No. 47 to have a material impact on the Company’s financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections”, an amendment to Accounting Principles Bulletin (APB) Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. Though SFAS No. 154 carries forward the guidance in APB No.20 and SFAS No.3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors, SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. The Company will implement SFAS No. 154 in its fiscal year beginning January 1, 2006. The Company is currently evaluating the impact of this new standard, but believes that it will not have a material impact upon the Company’s financial position, results of operations or cash flows.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS 140"). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instruments. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2006 consisted of the following:

March 31,
2006
(unaudited)

Equipment	412,910
Furniture and fixtures	190,587
Leasehold improvements	253,786
857,283

Less accumulated depreciation and amortization	306,067

Total	$551,216

Depreciation and amortization expense for the three months ended March 31, 2006 and 2005 was $39,325 (unaudited) and $32,428 (unaudited), respectively.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Operating and Capital Leases

The Company leases an office in Chicago, Illinois which serves as the main clinic facility as well as the administrative and corporate office. The lease is scheduled to expire in August of 2014. A $250,000 letter of credit was originally required to provide credit support for the lease. The letter of credit was provided by LaSalle Bank. In November 2005, the letter of credit was replaced with a cash deposit. At March 31, 2006 the cash deposit balance paid to the landlord was $165,250(unaudited). This amount is included in the balance for Deposits reported on the Balance Sheet at March 31, 2006. Total rent expense incurred for the quarters ended March 31, 2006 and 2005 was $53,593 (unaudited) and $44,960 (unaudited) respectively. In addition, the Company leases office space in Naperville, Illinois (a suburb of Chicago). This office serves as a smaller second clinic facility. Total rent expense incurred for this facility was $6,000 (unaudited) and $0 (unaudited) for the quarters ended March 31, 2006 and 2005, respectively.

At March 31, 2006 the Company is obligated under several capital equipment leases with various vendors. The capital leases are calculated using a 4.0% interest rate per annum. The monthly capital lease payments range between $563 and $1,292 and terminate through December 2008.

Future minimum lease payments under operating and capital leases at March 31, 2006 were as follows:

Year Ending	Operating	Capital
December 31,	Lease	Lease
2006	$185,445	$11,627
2007	247,958	8,217
2008	255,443	6,759
2009	263,061	-
2010	270,946	-
Thereafter	1,020,007
Total minimum lease payments	$2,242,860	26,603

Less amounts representing interest		2,623
		23,980
Less current portion		14,107

Long-term portion		$9,873

Employment Agreements

On June 16, 2005, the Company and Dr. Laura Berman entered into a three-year employment agreement. Pursuant to such agreement, Dr. Berman will receive an annual salary of $200,000, provided that under certain circumstances the Board of Directors may increase her salary. In addition, Dr. Berman has also agreed to contribute to the Company all income, revenue and other compensation received by Dr. Berman in connection with activities related to the business operations of the Company during her employment, including, without limitation, all revenue from media sources, talent agreements with television production companies or other media sources and authorship royalties. These items are the sole property of the Company and may not be removed from the Company without approval of at least a majority in interest of the Company’s stockholders and adequate compensation to the Company. The contribution of income and revenues describe above, however, does not include income, revenue and other compensation derived by Dr. Berman from honorarium fees and speaking engagements.

In the event that Dr. Berman performs services and earns compensation that would fall under this agreement, such amounts would be recorded when the contribution is considered due to the Company and the services have been completed by Dr. Berman. Contributions will be recorded as revenue or expense as appropriate.

Escrow Shares

LB Center also issued 2,303,999 shares of common stock into escrow for a period of 24 months to cover indemnification obligations, if any, to BHM and its stockholders (the “Escrow Shares”) in connection with the Merger.  If a valid claim for indemnification is made against LB Center resulting from a breach of any of the representations, warranties or covenants, all or a portion of the Escrow Shares would be issued on a pro rata basis to those parties who were BHM stockholders of record immediately prior to the Merger. To the extent that the Escrow Shares are not distributed to former holders of BHM stock as a result of indemnification claims made prior to the end of the 24 month period following the Merger, those Escrow Shares will be canceled.

NOTE 7 - STOCKHOLDERS' EQUITY

Common Stock

There were no new shares issued during the quarter ended March 31, 2006.

During the year ended December 31, 2005, the Company completed the following transactions:

•	Issued 1,653,147 shares for a cash total of $236,742 to third party investors.

•
Issued 497,531 shares of common stock to several members of the board of directors as compensation for services earned. Compensation expense recognized in the year ended December 31, 2005 was $95,000. This amount was previously recorded as deferred compensation at December 31, 2004 and was earned upon the completion of the reverse merger. Of the 497,531 shares of common stock issued to the board of directors, 392,787 were rescinded. There was no subsequent adjustment made to the compensation expense for the rescission of these shares.

•
Issued 9,069,712 shares of common stock to third party investors for a cash total of $2,641,579 net of offering costs of $458,421. In connection with the issuance, the Company issued 4,534,857 Class A warrants, 4,534,857 Class B warrants and 906,971 warrants to a placement agent.

The Class A Warrants shall be redeemable by the Company at a price of five (5) cents per warrant in the event (i) there is an effective registration statement covering the shares of Common Stock underlying the Class A Warrants and (ii) the closing market price of shares of Common Stock listed on a national securities market equals or exceeds 300% of the price (the “Issue Price”) of the shares of Common Stock issued further to the Private Placement Unit Offering for twenty of the thirty consecutive trading days immediately preceding the Company’s notice of redemption. The exercise price of the Class A warrants is $0.684 per warrant and will have a three year term. The fair value of each warrant has been calculated with the following assumptions at the grant date; dividend yield of 0%, expected volatility of 29%, risk free interest rate of 3.07% and an expected life of 3 years.

The Class B Warrants shall be redeemable by the Company at a price of five (5) cents per warrant in the event (i) there is an effective registration statement covering the shares of Common Stock underlying the Class B Warrants and (ii) the closing market price of shares of Common Stock listed on a national securities market equals or exceeds 400% of the Issue Price for twenty of the thirty consecutive trading days immediately preceding the Company’s notice of redemption. The exercise price of the Class B warrants is $1.025 per warrant and will have a three year term. The fair value of each warrant has been calculated with the following assumptions at the grant date; dividend yield of 0%, expected volatility of 29%, risk free interest rate of 3.07% and an expected life of 3 years.

The Placement Warrants will receive registration rights identical to the rights granted to the holders of Class A Warrants and Class B Warrants. The warrants will be exercisable at a price of $0.341 per share and will have a three year term. The fair value of these warrants have been calculated at $2,182 and have been included in offering costs. The fair value of each warrant has been calculated with the following assumptions at the grant date; dividend yield of 0%, expected volatility of 29%, risk free interest rate of 3.07% and an expected life of 3 years.

There were also warrants issued on April 11, 2005 in conjunction with a bridge loan the Company received in order to finance the expenses related to the reverse merger transaction. The warrants associated with the bridge loan are referenced in note # 3 to the financial statements (‘The Merger’ note).

During the year ended December 31, 2004, the Company completed the following transactions:

•
Issued 628,462 restricted shares to several members of the Board of Directors, as compensation for future employment of three years, valued at $120,000. A total of 130,930 shares vested during 2004. Total compensation expense recorded for the year ended December 31, 2004 is $25,000.

•	Issued 12,766,370 shares for a cash total of $2,729,481 to third party investors.

The following table summarizes the status of the Company’s warrants outstanding and exercisable as of March 31, 2006:

	Warrants Outstanding			Warrants Exercisable
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price
$0.21 - $1.03	10,591,085	2.15 years	$0.77	10,591,085	$0.77

It is the Company’s policy to state the warrants at their fair value which was determined to be zero. The foregoing impact of warrant value was determined using a modified Black-Scholes methodology and the following assumptions:

		Weighted
	Risk-Free	Average		Expected	Fair Value
	Interest	Expected	Expected	Dividend	at Grant
	Rate	Life	Volatility	Yield	Date
Class A Warrants	3.07%	2.25 years	29.00%	0.00%	$0.00
Class B Warrants	3.07%	2.25	29.00%	0.00%	$0.00
Placement Warrants	3.07%	2.25	29.00%	0.00%	$0.00
Bridge Warrants	3.07%	2.25	29.00%	0.00%	$0.00

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our Financial Statements, including the notes related thereto, and other financial information included herein. The analysis set forth below is provided pursuant to applicable Securities and Exchange Commission regulations and is not intended to serve as a basis for projections of future events. In addition, the information in this report includes forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those described under "Risk Factors" in our Annual Report on Form 10-KSB for the year ended December 31, 2005 and in this Quarterly Report on Form 10-QSB. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this report.

Overview

We are a specialized health center for women focused on female sexual health and menopause management. Dr. Laura Berman, our President, is a researcher in the field of women's sexual health. Dr. Berman, who is not a physician, earned her Master's in Clinical Social Work and Doctorate in Health Education and Therapy (specializing in human sexuality) at New York University.

Our principal source of revenue is from the clinical services that we provide out of our downtown Chicago clinic, comprising of approximately 10,000 square feet. Our clinical staff works to improve our patients’ quality of life, health and relationships. Clinical services include talk therapy performed by licensed clinical social workers, medicine, as practiced by physicians and nurse practitioners, serum and saliva testing services, nutritional counseling and yoga classes. We operate a hormonal management clinic, counseling center and sexual function testing center. Our hormone management clinic is a facility that can treat a variety of female hormone deficiency cases including menopausal symptom relief and sexual function improvement. Our sexual function testing center is a facility that measures hormone levels, nerve function and other sensory impairment issues, blood flow abnormalities in the genital region, and signs of emotional difficulty, relationships discord and past trauma and abuse. Our clinical staff currently includes one nurse practitioner, one medical assistant and two talk therapists, all of whom work for us.

Clinical services accounted for 65% and 60% of our revenue for the years ended December 31, 2005 and 2004, respectively, and 19% and 68% respectively for the three months ended March 31, 2006 and 2005. The amount of our losses since we began our current operations in the female sexual health business in January 2003 through March 31, 2006 is $4,725,287. Revenue from clinic operations for the three months ended March 31, 2006 increased by $13,114 as compared to the three months ended March 31, 2005, from $104,496 to $117,610. The increase is due to a slight improvement in the demand for our clinic services as compared to the same period from the previous year.

We generate additional revenue from medical education courses. We hold continuing medical education courses, which accounted for 23% and 25% of our revenue for the years ended December 31, 2005 and 2004, respectively. There was no revenue from education courses or seminars for the three months ended March 31, 2006 or the three months ended March 31, 2005. Costs for these revenues primarily consist of hotel charges for the rooms and audio-visual equipment as well as payments of honorariums to speakers at the seminar. The revenue generated from our clinical services and medical education courses accounted for approximately 89% and 85% of our revenue for the years ended December 31, 2005 and 2004, respectively.

In addition to clinical services and medical education courses, we generate revenue from books authored by Dr. Berman. Pursuant to our employment agreement with Dr. Berman dated June 16, 2005, her residual rights and her ongoing rights in her books are pledged to the Berman Center. Dr. Berman’s book The Passion Prescription, which is a do-it-yourself guide to sexual wellness, was released during January 2006. In connection with the book’s release, Dr. Berman received a final advance payment of $77,916, after deducting her literary agent’s commission, during January 2006; and, the payment has been paid to our company in accordance with Dr. Berman’s employment agreement. At December 31, 2005, there was a balance of $88,958 in deferred revenue related to amounts received previously to support the book. Dr. Berman’s book was released in January 2006 and total revenue of $166,874 from the book is recognized for the three months ended March 31, 2006. In addition to the payment that we received in connection with The Passion Prescription, we have received various smaller amounts of publishing revenue from a few magazine companies from allowing them to publish excerpts of Dr. Berman’s book in their respective magazines. Costs that we incur in connection with book publishing primarily consist of internal payroll expenses for our staff writer who assists Dr. Berman in authorship of a book. Our writer’s annual salary is approximately $75,000.

We have recently entered into the television production business. We executed an agreement with Gantz Brothers' View Film Productions to furnish Dr. Laura Berman for a television series to be produced by View Film Productions for the Showtime Network. The show, which is entitled Sexual Healing, will track three couples' progress through intensive couples therapy at the Berman Center over a one-week period. We expect there to be nine such weekly episodes. The ShowTime Network picked up the series in September 2005 and plans to premier the show on July 21, 2006. We are entitled to a payment from View Films Production equal to 10% of the production budgets paid by Showtime to View Film Productions. The production budget payments are guaranteed by Showtime Network for the first season of the show. Showtime Network is not obligated to renew the show for a second season. Television production is a speculative business because revenues and income depend primarily on the continued acceptance of that programming from the public, and if our Showtime series fails to secure a sufficient audience, our programming could be canceled and the revenues we generate and anticipate generating from television programming would decline. During the three months ended March 31, 2006, the Company has earned revenue and received payment for the first four weekly shows produced from our television production business in connection with the Showtime series. The pilot show was produced in 2005 and the remaining 4 episodes will be produced in April of 2006.

We recently entered into an agreement with Waterfront Media, Inc., an online publisher of self-help media, to create a subscription-based website featuring content from Dr. Laura Berman's book The Passion Prescription. In addition to subscription revenue, if any, the website will offer for sale Dr. Berman's line of Kegel exercise and sexual aid products under the brand name "Berman Center Intimate Accessories," which was created in partnership with California Exotics Novelties, LLC. Dr. Berman and our management team designed the products and California Exotics is distributing and managing the products. We are entitled to an 8% share or royalty of the revenue of the product line paid to California Exotics. For the year ended December 31, 2005, we received $28,453 in revenue from the commission on sales of the Berman Center Intimate Accessories line of products. For the three months ended March 31, 2006 and 2005 we recognized revenue of $32,902 and $0 respectively from such royalties.

Critical Accounting Policies Used in Financial Statements

We prepare our financial statements in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management's estimates and judgments are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenues are recognized when realized or realizable and earned. Patients at the clinic are required to pay on the day of their appointment (at the point of service). Patients are allowed to pay either with cash, check or credit card. Items for bad debt or returned or rejected credit cards are very minimal and are recorded as they occur. If the clinic changed its policy in the future and granted credit to its patients, a review of the current procedures would be necessary and allowances for bad debt write-offs would be warranted. Costs for these revenues primarily consist of outside lab fees and internal payroll expenses for clinical staff. These costs are recognized as they are incurred.

Revenue related to the hosting of continuing medical education seminars for clinicians is recognized once the seminar has been conducted. Costs for these revenues primarily consist of hotel charges for the rooms and audio visual equipment as well as payments of honorariums to speakers at the seminar. Costs for these revenues are also recognized once the seminar has been conducted.

Revenue related to the publishing of books is recognized when the book is released by the publisher. Costs for these revenues constitute primarily internal payroll expenses for a staff writer. These costs are recognized as they are incurred.

Revenue related to research and clinic or (clinical) trials is recognized when the work is complete. Because of the nature of the contracts, which generally require us to release the results of our studies when complete, release of the results of the clinical research is the indicator that we use to measure delivery and acceptance of the related services. Therefore, recognition of revenue prior to release would be precluded. Costs for these revenues constitute primarily research expenses paid to outside contractors. These costs are also recognized as they are incurred.

Radio and royalty revenue represents advertising revenue earned from sponsors who advertise on the Dr. Laura Berman Radio Show, royalties from products licensed by us. All of our revenue from radio advertising for the year ended December 31, 2005 was received from a single advertiser and was a single occurrence. Dr. Berman is not paid for hosting her radio show. We earn revenue at times, from television appearances that are made by Dr. Berman and from the taping of a new reality television series called ‘Sexual Healing’ which will air on the Showtime cable channel. Publishing revenue represents revenue earned from releasing of a new book written by Dr. Berman. Revenue from research projects represent revenue generated from a study conducted by Dr. Berman. When such revenue is generated, we recognize the revenue when it is earned, the services are performed and collection is probable.

Results of Operations

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to inventories, any expected bad debts and long-lived assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Comparison of the Three Months ended March 31, 2006 to the Three Months ended March 31, 2005

Revenue	For the three months ended March 31,
	2006	2005
	(unaudited)	(unaudited)
Clinic revenue	$117,610	$104,496
Research, studies and trials	177,500	--
Radio Advertising	--	50,000
Publishing	171,975	--
Television	119,386	--
Royalty	32,902	--
Other	12,000	--
Total Revenue	$631,373	$154,496

Total revenue increased significantly in the three months ended March 31, 2006 to $631,373 as compared to $154,496 for the three months ended March 31, 2005. This is primarily due to significant Media activities and a research study conducted in the three months ended March 31, 2006. Revenue from clinic operations for the three months ended March 31, 2006 increased by $13,114 as compared to the three months ended March 31, 2005, from $104,496 to $117,610. The increase is due to a slight improvement in the demand for our clinic services as compared to the same period from the previous year. Revenue for the three months ended March 31, 2006 also included $303,361 in Media revenue, which breaks down as follows: publishing revenue of $171,975 (primarily from the release of Dr. Berman’s new book ‘The Passion Prescription’); $116,686 of revenue from the production of the Showtime television series entitled ‘Sexual Healing’ (this revenue represents 4 weekly shows produced out of 8 shows to be produced in total); public relations revenue of $12,000 (this revenue is generated by the Company’s public relation employees spending a portion of their time providing public relation services to outside clients and invoicing those clients for these services); and $2,700 of revenue for television appearances by Dr. Laura Berman on the Fox News in the Morning TV show. In comparison, there was no Media revenue for the three months ended March 31, 2005. The Company earned Research revenue of $177,500 in the three months ended March 31, 2006. The research project focused on sexual intimacy and was sponsored by Johnson & Johnson. There was no research revenue for the three months ended March 31, 2005. Revenue for the three months ended March 31, 2005 also included $50,000 in radio advertising revenue. There was no radio advertising revenue for the three months ended March 31, 2006. Royalty revenue for the three months ended March 31, 2006 was $32,902. There was no Royalty revenue for the three months ended March 31, 2005. We reported royalty revenue for the first time in the third quarter of 2005. Royalty revenue is derived from arrangements with our manufacturer and distributor for our line of products for which royalties are based on a percentage of products sold. As such, the aforementioned revenue activities comprise the $476,877 increase in revenue for the three months ended March 31, 2006 as compared to the same period in 2005.

Expenses

Cost of Goods Sold

	For the three months ended March 31,
	2006 (unaudited)	2005 (unaudited)
Clinics	$153,832	$97,227

Research, Studies and Trials	$69,320	500
	$223,152	$98,227

Gross Margin	$408,221	$56,269

Gross Margin %	64.6%	36.4%

Cost of goods sold during the three months ended March 31, 2006 of $223,152 was $124,925 higher than cost of goods sold during the three months ended March 31, 2005 of $98,227. This is due mainly to higher staffing levels for the three months ended March 31, 2006 as compared to the three months ended March 31, 2005. Staff reductions and salary cuts had been put in place by the latter part of 2004 that carried over to 2005. Management implemented these reductions in an effort to bring expenses more in line with revenue at that time. By comparison, in the second half of 2005 management began increasing staff levels. One Medical Assistant was added in the 2nd quarter of 2005. In the 3rd quarter of 2005, a Patient Concierge was added along with a second Talk Therapist. Another reason for higher cost of goods sold in the three months ended March 31, 2006 is due to research expenses of $69,320. These expenses represent outside costs incurred associated with the sexual intimacy study conducted by the company. The Company earned $177,500 on the research project. Outside lab expenses were also higher for the three months ended March 31, 2006 because clinic revenue was higher compared to the prior year.

For the three months ended March 31, 2005, cost of services consisted of $94,522 in payroll related costs, outside lab costs of $3,205 and research expenses of $500. For the three months ended March 31, 2006, cost of services consisted of $143,831 in payroll related costs, outside lab fees of $10,000 and research expenses of $69,320.

Selling, General and Administrative Expenses

	For the three months ended March 31,
	2006 (unaudited)	2005 (unaudited)
Selling, General & Administrative Expenses:	$467,797	$403,516

S,G&A (as a % of revenue)	74.1%	261.2%

Selling, general and administrative expenses during the three months ended March 31, 2006 of $467,797 was $64,281 higher than selling, general and administrative expenses for the three months ended March 31, 2005 of $403,516. This is mainly due to expenses incurred related to meeting the obligations of being a public company. The expenses incurred include the following: independent auditor fees and legal fees pertaining to our registration statement on Form SB-2, subsequent amendment filings, and the annual and quarterly report filings. The expenses also include stock transfer agent fees, and various state, federal and electronic filing fees. By comparison, there were no related expenses for this during the three months ended March 31, 2005. In addition, payroll related expenses increased by $43,419 as the company added to administrative staff in the latter part of 2005. In the 3rd quarter 2005, the Company added a Public Relations employee and during the 4th quarter of 2005 the Company added a senior accountant. Outside costs related to public relations decreased by $57,657 from $59,587 for the three months ended March 31, 2005 to $1,930 for the three months ended March 31, 2006. This saving in outside public relations costs offsets the increase in payroll expenses related to adding this position within the Company.

For the three months ended March 31, 2005, the significant components of selling, general and administrative expenses consisted of the following: $106,168 in payroll related costs, $59,587 in expenses related to public relations, promotions and advertising, $69,133 in rent expense, $8,611 in commercial insurance expenses, $4,120 in costs for systems and technology, $32,428 in depreciation expense and $8,124 in legal expenses.

The remaining significant components of selling, general and administrative expenses for the three months ended March 31, 2006 include: $149,587 in expenses related to payroll related costs, $73,794 in rent expense, $39,325 in depreciation expense, $30,150 in consultant fees, $26,373 in commercial insurance expenses, and $11,192 in costs related to systems and technology.

Net Loss

	For the three months ended March 31,
	2006 (unaudited)	2005 (unaudited)
Net Profit / (Loss)	$(59,874)	$(347,247)
% of Revenue	-9.5%	-224.8%

Net loss decreased from $347,247 in the three months ended March 31, 2005 to $59,874 for the three months ended March 31, 2006. The positive change is mainly due to the significant increase in Media revenue in the three months ended March 31, 2006. The total revenue from media activities of $303,361 breaks down as follows: publishing revenue of $171,975 (primarily from the release of Dr. Berman’s new book ‘The Passion Prescription’); $116,686 revenue from the production of the Showtime television series entitled ‘Sexual Healing’ (this revenue represents 4 weekly shows produced out of 8 shows to be produced in total) and public relations revenue of $12,000. The Company conducted a research project in the three months ended March 31, 2006. This study produced a net profit of $108,180. The Company also recognized Royalty revenue of $32,902 which have no costs associated with it. By comparison, in the three months ended March 31, 2005, the Company recognized only $50,000 of radio advertising revenue and $104,496 in clinic revenue. There was no revenue from the release of a new book, a research study or royalties during the related period in 2005.

For the three months ended March 31, 2005, cost of services amounted to $98,227 resulting in a positive gross margin of $56,269. Selling, general and administrative expenses totaled $403,516 which resulted in a net loss for the three months ended March 31, 2005 of $347,247.

For the three months ended March 31, 2006, cost of services amounted to $223,152 resulting in a positive gross margin of $408,221. Selling, general and administrative expenses totaled $467,797 which resulted in a net loss for the three months ended March 31, 2006 of $59,874.

Liquidity and Capital Resources

At March 31, 2006, we had current assets of $900,812 consisting of cash and cash equivalents of $465,639 and other current assets of $435,172. At March 31, 2006, we also had current liabilities of $938,595 consisting of accounts payable of $162,169 and other current liabilities of $776,426. This resulted in a negative net working capital at March 31, 2006 of $37,783. During the three months ended March 31, 2006, we used cash in operating activities of $283,829. From the date of inception (January 2003) to March 31, 2006, we have had a net loss of $4,725,287 and have used cash in the amount of $4,308,860 in operating activities.

On June 16, 2005, Berman Health and Media, Inc. closed a private placement offering of common stock and warrants (the “Units”) each consisting of (i) two shares of common stock, (ii) one three-year warrant exercisable into one share of common stock at an exercise price of $1.05 and (iii) one three year warrant exercisable into one share of common stock at an exercise price of $1.575. The price per Unit was $1.05. Berman Health and Media, Inc. sold an aggregate of 2,952,381 Units and received $3,100,000 in gross proceeds from such sale. We have agreed to assume the warrants issued by Berman Health and Media, Inc. in the private placement. Each warrant is now exercisable into 1.535999487 shares of our common stock. These warrants are currently exercisable into an aggregate of 9,069,714 shares of our common stock.

In connection with the private placement, Berman Health and Media, Inc. entered into an agreement with Hunter World Markets, Inc. (“HWM”), our former controlling stockholder and one of our current stockholders, pursuant to which HWM offered for sale the Units on a “best efforts” basis. As consideration for HWM’s services, we have paid HWM a $372,000 commission on the sale of the Units and three-year warrants exercisable into 906,971 shares of our common stock.

As a result of this private placement, we currently have sufficient funds on hand to fund our operations for the next quarter. We intend to seek additional financing in the future to fund our operations. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on our financial performance, results of operations and stock price and require us to implement cost reduction initiatives and curtail operations.

The net proceeds from our recent private placement transaction in June 2005 was $2.3 million. We have and intend to use the net proceeds from the private placement for expenses related to the private placement and reverse merger, for working capital and general corporate purposes. Since June of 2005 (the month of the reverse merger / private placement), we have hired eleven new employees with annual salaries of approximately $574,000. Some of these employees were subsequently terminated as a reduction-in-staff for purposes of cost savings which occurred during the 4th quarter of 2005. We also have used approximately $60,000 to provide equipment and supplies for our new clinical office in Naperville, a suburb of Chicago, Illinois. In addition, we used a portion of the net proceeds to market our services more aggressively than we have in the past. Beginning in September of 2005, the Company began aggressively advertising its services in magazines and on the radio. As of December 31, 2005, the Company spent $278,479 for such advertisements. Due to the high expense of advertising and its unsatisfactory level of effectiveness, the Company eliminated a major portion of its advertising campaign (for the three months ended March 31, 2006, the Company spent only $5,000 for advertising). In addition, we have and intend to use the net proceeds from the private placement to pay for ongoing legal and audit services and other fees related to our public filings with the Securities and Exchange Commission.

We currently lose approximately $200,000 per month but we anticipate that monthly losses could become zero before the end of the next 12 months based on the addition of a new clinic in Naperville, a suburb in Chicago, Illinois, revenue from the ShowTime series, research studies, conferences, royalties from the sales of licensed products and from writing books with Hyperion. We believe we have the funds necessary to finance the working capital needs of our company until we can generate positive net income and cash flow. Our independent registered public accounting firm has added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended December 31, 2005 relative to our ability to continue as a going concern. We plan to overcome the circumstances that impact our ability to remain a going concern through a combination of increased revenues and decreased costs, with interim cash flow deficiencies being addressed through additional equity financing. Our ability to obtain additional funding in year 2006 and thereafter will determine our ability to continue as a going concern. There can be no assurances that these plans for additional financing will be successful. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on our financial performance, results of operations and stock price and require us to implement cost reduction initiatives and curtail operations.

Prior to converting into corporate form, Berman Center LLC sold in 2003, 2004 and 2005 an aggregate of 3,767,390 membership interests in Berman Center LLC and received an aggregate of $2,966,223 in proceeds from such sales. These securities converted into 19,730,504 shares of our common stock upon consummation of the merger on June 16, 2005.

In addition, prior to converting into corporate form, Berman Center LLC issued to certain investors providing $400,000 in working capital to Berman Center LLC, three and a half year warrants exercisable into 117,315 membership interests in Berman Center LLC at an exercise price of $1.074034786. These warrants converted into warrants exercisable into 400,000 shares of Berman Health and Media, Inc.’s common stock at an exercise price of $0.315 upon the reorganization of Berman Center LLC into corporate form. We agreed to assume these warrants in connection with the merger. Each warrant is now exercisable into 1.535999487 shares of our common stock. These warrants are currently exercisable into an aggregate of 614,400 shares of our common stock.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

RISK FACTORS

Other than with respect to the following risk factors, which have been updated and restated in their entirety below, there have been no material changes from the risk factors disclosed in the “Risk Factors” section of our annual report on Form 10-KSB for the year ended December 31, 2005. With respect to this discussion, the terms “Berman Center,”  “Company”, "we," "us," and "our" refer to the registrant, Berman Center, Inc., and our wholly owned subsidiary, Berman Health and Media, Inc.

We have a history of losses and we anticipate that our expenses will dramatically increase as we execute our business plan. Thus, we will likely experience continued losses in the near future and may not ever achieve or maintain profitability.

We have incurred significant losses since we began our current operations in the female sexual health business in January 2003. As of March 31, 2006, we had an accumulated deficit of $ 4,725,287. Our losses for the three months ended March 31, 2006 and 2005 were $59,874 and $347,247, respectively, and our loss for the year ended December 31, 2005 was $2,421,768. Revenue from clinic operations, our primary source of revenue, for year ended ,December 31, 2005 decreased by $136,611 as compared to the year ended December 31, 2004, from $664,201 to $527,590. The decrease is primarily due to the difficulties management has had in adding a meaningful increase to patient flow at the clinic. Management has implemented three price decreases for our clinic services since the opening of the clinic, which has also contributed to the decrease. Management implemented these price changes in an attempt to draw more patients to the clinic. In some months patient flow did in fact increase but overall not enough to cover the price changes.

We currently lose approximately $200,000 per month; and, there is no guarantee that our losses will decrease or become zero. Although we expect to generate positive net income and cash flow, we plan to reduce expenses should our future revenue not materialize as expected. If our revenues grow more slowly than anticipated or if our operating expenses exceed expectations, we will continue to operate at a loss and may not be able to achieve or maintain profitability.

ITEM 3. CONTROLS AND PROCEDURES

(a) Evaluation of disclosure controls and procedures

As of March 31, 2006, our management, with the participation of our Chief Executive Officer, or “CEO,” and Chief Financial Officer, or “CFO,” performed an evaluation of the effectiveness and the operation of our disclosure controls and procedures as defined in Rules 13a-15(e) or 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Based on that evaluation, the CEO and CFO concluded that our disclosure controls and procedures were effective as of March 31, 2006.

(b) Changes in internal control over financial reporting

There have been no changes in our internal control over financial reporting identified in connection with the evaluation required by paragraph (d) Rule 13a-15 or 15d-15 under the Exchange Act that occurred during the three months ended March 31, 2006 that has materially affected, or is reasonably likely to affect, our internal control over financial reporting.

PART II-OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

We are not currently a party to any material legal proceedings.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

(a) Exhibits

31.1	Certification of Chief Executive Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002.

31.2	Certification of Chief Financial Officer pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002.

32.1	Certification of Chief Executive Officer and Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*
_______
* This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BERMAN CENTER, INC. (Registrant)

Date: May 12, 2006	By:	/s/ Samuel Chapman
Samuel Chapman
Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Exhibit 31.1
CERTIFICATION

I, Samuel Chapman, the Chief Executive Officer and Chairman of the Board of the small business issuer, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Berman Center, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)
designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
evaluated a effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)
disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting.

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

(a)
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

/s/ Samuel Chapman
Name: Samuel Chapman
Title: Executive Officer and Chairman of the Board
(Principal Executive Officer)
May 12, 2006

Exhibit 31.2

I, William McDunn, the Chief Financial Officer of the small business issuer, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Berman Center, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)
designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
evaluated a effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)
disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting.

5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a.
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

/s/ William McDunn
Name: William McDunn
Title: Chief Financial Officer (Principal Financial Officer)
May 12, 2006

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Berman Center, Inc. (the “Company”) on Form 10-QSB for the period ended March 31, 2006 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned, in the capacities and on the dates indicated below, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to his knowledge:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Samuel Chapman
Name: Samuel Chapman
Title: Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ William McDunn
Name: William McDunn
Title: Chief Financial Officer (Principal Financial Officer)

May 12, 2006

A signed original of this written statement required by Section 906 has been provided to Berman Center, Inc. and will be retained by Berman Center, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 23, 2006

BERMAN CENTER, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-19562	58-1865733
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 East Ontario, Suite 800, Chicago Illinois	60611
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(312) 255-8088

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 23, 2006 (the “Closing Date”), a shareholder of Berman Center, Inc. (the “Company”) exercised warrants (the “Warrants”) for an aggregate of 1,290,971 shares of the Company’s common stock at an average weighted exercise price of $0.30 per share. Accordingly, the Company received aggregate exercise consideration of $388,750. The shareholder’s exercise of the Warrants was subject to a number of conditions, as follows:

•
The Company entered into an amendment dated June 23, 2006 (the “Employment Agreement Amendment”), which is attached hereto as Exhibit 10.1, to the Employment Agreement of its President, Dr. Laura Berman, dated June 16, 2005 pursuant to which, among other things, (i) the term was extended from three years to four years; (ii) Dr. Berman’s salary can be decreased but only if the Company’s Board of Directors determines that a decrease is necessary for the survival of the Company and such decrease is reasonable; (iii) in the event of Dr. Berman’s termination, with or without cause or good reason, as defined in the Employment Agreement, all rights to the services rendered during the term and products created during the term (including all rights and title in such services and products) will be the property of the Company, and any such rights after the term will be the property of Dr. Berman; and (iv) in the event Dr. Berman’s employment is terminated without cause or for good reason, as defined in the Employment Agreement, all revenues generated as a result of Dr. Berman’s services rendered and products created during the term will be the property of the Company, and such revenues after the term will be the property of Dr. Berman.

•
Shareholders of the Company that were previously shareholders of Berman Health and Media, Inc. (“BHM”) prior to the Company’s reverse merger with BHM on June 16, 2005, pursuant to which such shareholders were issued shares of the Company’s common stock in exchange for all of the issued and outstanding capital of BHM, entered into a lock up agreement with respect to their shares in the Company for a term of twelve months from the Closing Date. The shareholders, who own an aggregate of approximately 19,337,717 shares of the Company’s common stock, may not sell or transfer their shares during the twelve month period.

•
The Company engaged the shareholder exercising the Warrants (the “Exercising Shareholder”) the for a period of 18 months from the Closing Date to act as its exclusive placement agent for potential financing transactions on a “best efforts” basis involving the issuance and sale of debt and/or equity securities by the Company, the type and dollar amount being as mutually agreed to by the parties. As compensation to Exercising Shareholder, the Company issued to the Exercising Shareholder warrants to purchase 600,000 shares of the Company’s common stock exercisable at $1.00 per share with a term of three years from the Closing Date. In addition, the Exercising Shareholder will receive compensation as mutually agreed by the parties at the time of an offering during the 18 month term, if any, depending on the type and size of such offering. The Company also agreed to register the 600,000 shares underlying the warrants in any registration statement that it may file with the Securities and Exchange Commission in connection with an offering. An offering, if any, will be conducted pursuant to Regulation D promulgated by the Securities and Exchange Commission and will be offered and sold only to “Accredited Investors” as that term is defined in Regulation D. The securities offered in an offering, if any, will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

•
The Company extended the right of investors in the Company’s private offering that closed on June 16, 2005 to elect on additional member to the Board of Directors from one year to two years from June 16, 2005.

THIS CURRENT REPORT IS NOT AN OFFER OF SECURITIES FOR SALE. ANY SECURITIES SOLD IN CONNECTION WITH EXCLUSIVE PLACEMENT AGENCY AGREEMENT WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

2

Item 9.01. Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amendment to Employment Agreement dated June 23, 2006 by and between Dr. Berman and the Company.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2006	BERMAN CENTER, INC.

By: /s/ Samuel P. Chapman
Name Samuel P. Chapman
Title: Chief Executive Officer

4

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment to Employment Agreement dated June 23, 2006 by and between Dr. Berman and the Company.

EXHIBIT 10.1

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT (the “Amendment”), dated as of June 23, 2006, is entered into by and among Berman Center, Inc., a Delaware corporation (“Company” or “Berman Center”), and Laura A.C. Berman, LCSW, Ph.D., an individual (“Dr. Berman”). Company or Dr. Berman are sometimes referred to herein as “party” or collectively as “parties”.

RECITALS

WHEREAS, the Company and Dr. Berman have entered into that certain Employment Agreement dated as of June 16, 2005 (the “Employment Agreement”);

WHEREAS, the parties desire to amend the Employment Agreement by entering into this Amendment; and

WHEREAS, Paragraph 20 of the Employment Agreement permits the parties to amend the Employment Agreement only by a written instrument executed by the parties.

NOW, THEREFORE, for good and valuable consideration and in consideration of the respective representations, warranties, covenants and agreements set forth in the Employment Agreement, the parties hereby agree to amend the Employment Agreement as follows:

AGREEMENT

1.     Paragraph 1 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“1. Term

The term of employment under this Agreement shall be for a period commencing on the Effective Date and concluding on the fourth anniversary of the Effective Date (the “Term”, inclusive of any and all extensions, if applicable), unless terminated earlier pursuant to the provisions of Paragraph 7 below. At or near the expiration of the Term, the parties agree to engage in good faith discussions regarding a new employment contract or an extension of this Agreement. However, neither party shall be obligated to enter into a new agreement, nor does this Paragraph 1 create any representation, express or implied, that a new agreement will be entered into.”

2.     Paragraphs 3(a) and 3(b) of the Employment Agreement are hereby amended and restated in their entirety as follows:

“(a)  Salary. As the total consideration for Dr. Berman’s Services rendered and Products created hereunder, Dr. Berman shall be entitled to an annual salary of Two Hundred Thousand Dollars ($200,000.00) (the “Salary”) beginning on the Effective Date of the Agreement and payable in regular installments in accordance with the customary payroll practices of Company. The Salary may be increased at the discretion of the Board of Directors on or after the 180th day following the Effective Date. The Salary shall not be decreased unless the Board determines that a decrease is necessary for the survival of the Company and such decrease is reasonable.”

(b)  Expenses. During the Term, Company shall pay or promptly reimburse Dr. Berman for all business, travel and entertainment expenses consistent with Dr. Berman’s title and the practices of Company in effect during the Term. Company shall also provide Dr. Berman with any and all items reasonably necessary and appropriate to render the Services and create the Products hereunder to the best of her abilities including, without limitation, electronic equipment and a personal assistant for use during the Term.”

3.     Paragraph 4(c) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(c) In the event Dr. Berman’s employment is terminated pursuant to Paragraphs 6(b) or 6(d) herein, any and all revenues generated as a result of Dr. Berman’s Services rendered and Products created during the Term shall be the property of the Company and any and all revenues generated as a result of Dr. Berman’s Services rendered and Products created by Dr. Berman after the Term shall be the property of Dr. Berman.”

4.     Paragraph 7(c)(iii) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(iii) Upon Dr. Berman’s Termination Without Cause or Termination for Good Reason, any and all rights in and to the Services rendered during the Term and Products created during the Term including, without limitation, all right, title, interest, and license in such Services and Products, shall be the property of the Company. Any and all rights in and to the Services rendered after the Term and Products created after the Term including, without limitation, all right, title, interest, and license in such Services and Products, shall be the property of Dr. Berman. In connection therewith, Company agrees to execute any and all documents and instruments as may reasonably be required in order to secure Dr. Berman’s control and ownership of Services and Products created and rendered after the Term, and in the event Company fails or is unable to execute any such documents or instruments, after receipt of a written request therefore from Dr. Berman, Company hereby appoints Dr. Berman as its irrevocable attorney in fact to execute any such documents or instruments, provided that said documents and instruments shall not be inconsistent with the terms and conditions of this Agreement. Dr. Berman’s rights under this Paragraph 7(c)(iii) constitute a power coupled with an interest and are irrevocable. In addition, the provisions of Paragraphs 9 and 10 of this Agreement shall not apply upon Termination Without Cause or Termination for Good Reason.”

5.     Except as amended herein, the Employment Agreement shall remain in full force and effect.

6.     This Amendment may be executed in any number of facsimile counterparts, each of which shall be an original, but which together constitute one and the same instrument. This Amendment may be executed and delivered by facsimile.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date as first set forth above.

BERMAN CENTER, INC., a Delaware corporation

By:	/s/ Samuel Chapman
Name: Samuel Chapman
Title: Chief Executive Officer

and

LAURA A.C. BERMAN, LCSW, PH.D.

By:	/s/ Laura A.C. Berman, LCSW, Ph.D.
Laura A.C. Berman, LCSW, Ph.D.